UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   SCHULTZ, HOWARD
   9241 LBJ Freeway, Suite 100
   Dallas, TX  75243
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   January 24, 2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   PRG-SCHULTZ INTERNATIONAL, INC.
   PRGX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock (1)                           |4,450,452             |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |753                   |I               |By Spouse                                      |
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                                           |20,387                |I               |By Trust                                       |
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                                           |20,387                |I               |By Trust                                       |
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                                           |20,387                |I               |By Trust                                       |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) All shares beneficially owned were acquired pursuant to the acquisition by PRG-Schultz International, Inc. of the business of Howard Schultz & Associates International, Inc., and affiliates, in a transaction exempt pursuant to Rule 16b-3.

SIGNATURE OF REPORTING PERSON
/s/ Howard Schultz, by Clinton McKellar, Jr., Gen. Counsel
Howard Schultz, by Clinton McKellar, Jr., Gen. Counsel
DATE
January 31, 2002

                              CONFIRMING STATEMENT



     This Statement confirms that the undersigned has authorized and designated the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of PRG-Schultz International, Inc. The authority of the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of PRG-Schultz International, Inc., unless earlier revoked in writing. The undersigned acknowledges that the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Dated as of January 24, 2002               /s/ Howard Schultz
                                           ------------------------------------
                                           Howard Schultz


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